UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )
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John D. Oil and Gas Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of John D. Oil and Gas Company on Tuesday, June 16, 2009, starting at 10:00 a.m. local time at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors and the approval of amendments to and the restatement of our 1999 Stock Option Plan.  In addition, our management will report on our results and will be available to respond to your questions.

Your vote is important to us.  Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting.  You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of John D. Oil and Gas Company, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Richard M. Osborne
Chairman of the Board and
Chief Executive Officer

JOHN D. OIL AND GAS COMPANY
8500 Station Street, Suite 345
Mentor, Ohio 44060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2009

To the Stockholders of John D. Oil and Gas Company:

The Annual Meeting of the Stockholders of John D. Oil and Gas Company, a Maryland corporation, will be held on Tuesday, June 16, 2009, at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060, beginning at 10:00 a.m. local time, for the following purposes:

1.	To elect nine directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;

2.	To approve amendments to and the restatement of our 1999 Stock Option Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 20, 2009, are entitled to vote at the annual meeting.

All stockholders are cordially invited to attend the meeting in person.  However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience.  Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Marc  C. Krantz
Secretary

JOHN D. OIL AND GAS COMPANY
PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 16, 2009

This proxy statement and our annual report for the fiscal year ending December 31, 2008 are available on our website at www.johndoilandgas.com.

General Information

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at the 2009 Annual Meeting of Stockholders to be held on Tuesday, June 16, 2009, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying chairman’s letter, notice and proxy card, together with our annual report on Form 10-K for the year ended December 31, 2008, are being sent to our stockholders beginning on or about May 15, 2009.

Questions and Answers

Q:	When and where is the annual meeting?
A:	Our 2009 Annual Meeting of Stockholders will be held on Tuesday, June 16, 2009, at 10:00 a.m. local time, at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060.

Q:	What are stockholders voting on?
A:
Proposal One – Election of nine directors — Steven A. Calabrese, Terence P. Coyne, Richard T. Flenner, Jr., Mark D. Grossi, Marc C. Krantz, Gregory J. Osborne, Richard M. Osborne, James R. Smail and Thomas J. Smith, and

Proposal Two – To approve amendments to and the restatement of our 1999 Stock Option Plan.
If a proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Gregory J. Osborne or Marc C. Krantz to vote on any additional proposal.

Q:	Who is entitled to vote?
A:
Our record date is April 20, 2009. Only holders of our common stock as of the close of business on April 20, 2009 are entitled to vote at the annual meeting.  Each share of common stock is entitled to one vote.

Q:	How do stockholders vote?
A:	Sign and date each proxy card you receive and return it in the prepaid envelope. You have the right to revoke your proxy any time before the meeting by:
• notifying our secretary,
• voting in person, or
• returning a later dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Gregory J. Osborne or Marc C. Krantz will vote FOR the director nominees and FOR the approval of amendments to and the restatement of our 1999 Stock Option Plan on your behalf.

Q:	Who will count the vote?
A:	Representatives of Registrar and Transfer Company, our transfer agent, will tabulate the votes. C. Jean Mihitsch will be responsible for reviewing the vote count as election inspector.

Q:	What shares are included on the proxy card and what does it mean if I receive more than one proxy card?
A:
The number of shares printed on your proxy card(s) represents all your shares.  Receipt of more than one proxy card means that your shares are registered differently and are in more than one account.  Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What constitutes a quorum?
A:
As of the record date, 9,067,090 shares of our common stock were outstanding.  A majority of the outstanding shares of our common stock, present or represented by proxy, constitutes a quorum for adopting a proposal at the annual meeting.  If you submit a properly executed proxy card, you will be considered part of the quorum.  If you are present or represented by proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against the approval of the amendments to and restatement of our 1999 Stock Option Plan (Proposal Two).  “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.  A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.  “Broker non-votes” are not counted for purposes of electing directors (Proposal One).

Q:	Who can attend the annual meeting?
A:	All stockholders as of the record date, April 20, 2009, can attend.

Q:	What percentage of stock are the directors and officers entitled to vote at the annual meeting?
A:	Together, they own 4,849,528 shares of our common stock, or 53.5% of the stock entitled to vote at the annual meeting. (See pages 18 and 19 for more details.)

Q:	Who should I contact with questions regarding shares of stock I own?
A:
Our transfer agent is Registrar and Transfer Company.  Questions on change of ownership, total shares owned, consolidation of accounts and other related stock ownership matters should be directed to: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, 1-800-368-5948, www.rtco.com.

Q:	Who is our largest stockholder?
A:
Richard M. Osborne, our chairman and chief executive officer, as sole trustee of the Richard M. Osborne Trust and the sole stockholder of Retirement Management Company, beneficially owns 4,676,507 shares of our common stock, or 46.4%, as of the record date.  Richard Osborne’s beneficial ownership includes 151,000 shares owned by Gregory J. Osborne, our president and chief operating officer, which Richard Osborne has the right to vote, limited partnership interests in our operating partnership that are convertible into 971,966 shares of our common stock and warrants to purchase 50,000 shares of our common stock.

Q:	When is a stockholder proposal due for our next annual meeting?
A:
In order to be considered at next year’s annual meeting, stockholder proposals must be submitted in writing by January 5, 2010, to Marc C. Krantz, Secretary, John D. Oil and Gas Company, 8500 Station Street, Suite 345, Mentor, Ohio 44060, and must be in accordance with the requirements of our bylaws and the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act).  (See pages 22 and 23 for more details.)

Q:	How do I communicate with the board of directors?
A:
Stockholders may send communications to our board to C. Jean Mihitsch, Chief Financial Officer, John D. Oil and Gas Company, 8500 Station Street, Suite 345, Mentor, Ohio 44060.   (See page 23 for more details.)

Q:	How do I nominate someone to be a director?
A:
A stockholder may recommend any person as a nominee for director by writing to Marc C. Krantz, Secretary, John D. Oil and Gas Company, 8500 Station Street, Suite 345, Mentor, Ohio 44060.  Recommendations for next year’s annual meeting must be received no earlier than March 18, 2010, and no later than April 17, 2010, and must be in accordance with the requirements of our bylaws.  (See page 13 for more details.)

Q:	Who pays for the solicitation expenses?
A:
The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by us.  In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone and by facsimile, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals.  No solicitation will be made other than by our directors, officers and employees.

PROPOSAL ONE
ELECTION OF DIRECTORS

At this annual meeting, nine directors are to be elected to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.  Nominees for election this year are Steven A. Calabrese, Terence P. Coyne, Richard T. Flenner, Jr., Mark D. Grossi, Marc C. Krantz, Gregory J. Osborne, Richard M. Osborne, James R. Smail and Thomas J. Smith.  Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute.  In the latter event, shares represented by proxies may be voted for a substitute director.  We need the affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the annual meeting to elect directors.

The board of directors recommends that you vote FOR Mr. Calabrese, Mr. Coyne, Mr. Flenner, Mr. Grossi, Mr. Krantz, Gregory Osborne, Richard Osborne, Mr. Smail and Mr. Smith.

PROPOSAL TWO
AMENDMENTS TO AND THE RESTATEMENT OF
OUR 1999 STOCK OPTION AND AWARD PLAN

Our board of directors has adopted, subject to stockholder approval, amendments to, as well as a restatement of, our 1999 Stock Option and Award Plan (the plan) to extend the term of the plan until 2019.  As of the record date, April 20, 2009, 240,000 shares remained available for grant under the plan.  The market price of our common stock as of the close of trading on April 20, 2009 was $0.15.  The plan was initially adopted by the board of directors on January 27, 1999 and approved by stockholders on December 28, 1999.

Our board believes that the plan has been, and will continue to be, necessary because it enables us to attract, retain and motivate employees and executive officers and to align their interests with our stockholders.  A summary of the basic features of the plan, as amended and restated, is set forth below.  This summary is subject to the specific provisions contained in the full text of the plan attached as Annex A to this proxy statement.

Purpose.  The purpose of the plan is to provide additional incentive to attract and retain qualified and competent persons who are key to the company, including our executive officers, key employees and directors and to encourage them to acquire a proprietary and vested interest in our growth and performance to generate increased incentive to contribute to our future success and prosperity, thus enhancing our value for the benefit of our stockholders.

Administration.  The plan is administered by the board or a subcommittee of the board.  Under the terms of the plan, the board has the authority to select the participants, make awards in amounts and form as the board may determine, impose restrictions, terms and conditions upon such awards as the board deems appropriate, interpret and administer the plan or any agreements under the plan, and establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the plan.

Eligibility.  Any of our officers, employees or directors is eligible to receive awards under the plan.  Awards under the plan are be made by the board or a subcommittee of the board.

Section 409A.  Section 409A of the Internal Revenue Code (the code) made important changes to the tax treatment of nonqualified deferred compensation.  Awards held by participants that are subject to but fail to comply with Section 409A are subject to a penalty tax of 20% in addition to ordinary income tax, as well as to interest charges.  In addition, the failure to comply with Section 409A may result in an acceleration of the timing of income inclusion with respect to awards for income tax purposes.  Awards granted under the plan are intended to be exempt from the rule of Section 409A and will be administered accordingly.  The board will administer any award resulting in a deferral of compensation subject to Section 409A consistent with the requirements of Section 409A to the maximum extent possible, as determined by the board.

Awards.  All awards are evidenced by an award agreement between us and the individual participant that is approved by the board.  In the discretion of the board, an eligible participant may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible participant.

Types of awards under the plan include:

•
Stock Options.  The board may grant incentive stock options or nonstatutory stock options.  An incentive stock option is intended to be an “incentive stock option” within the meaning of Section 422 of the code.  A nonstatutory stock option is any other stock option granted by the board that is not specifically designated as an incentive stock option. The exercise price of stock options is determined by the board, but the exercise price cannot be less than 100% of the fair market value of our common stock as of the close of business on the grant date.  The term of each stock option is determined by the board, but the term of an incentive stock option cannot exceed 10 years, or 5 years if granted to a 10% stockholder.  Options may be exercised in whole or in part, and the option price may be satisfied in cash or, if permitted by the board, by surrendering previously acquired shares of our common stock having a fair market value on the exercise date equal to the total option price or other consideration.

•
Restricted Stock.  Restricted stock are shares of our common stock granted to a participant, subject to such restrictions as the board deems appropriate, including restrictions on the sale or transfer of the shares and the requirement that the shares be forfeited upon termination of employment for any reason before the award vests.  Terms of the restricted stock that may be imposed by the board may include restrictions on the right to receive cash dividends and the right to vote the stock.  Except as specified in the restricted stock award agreement, the holder of a restricted stock award will have all the rights of a holder of our common stock.

Number of Awards.  The maximum number of shares of our common stock for which awards may be granted under the plan may not exceed 300,000.  The limit on the number of shares described in this paragraph and the number of shares subject to any award under the plan are subject to proportional adjustment as determined by the board, to reflect changes in our stock, such as stock dividends and stock splits.

Maximum Awards.  The maximum number of shares that may be granted to any participant pursuant to a stock option in any one calendar year is 100,000 and the maximum value of the property, including cash, that may be paid or distributed to any participant pursuant to the grant of a restricted stock award made in any one calendar year is $2.5 million.

Change of Control.  In order to preserve the participants’ rights, all stock options will become fully vested and exercisable if there is a “change in control” of the company, as that term is defined in the plan.

Federal Tax Consequences.  The following is a brief summary of the federal income tax consequences of the awards under the plan based on current provisions of the code.  The following is not intended to be complete and does not describe any state or local tax consequences.

Stock Options.  The grant of a stock option under the plan does not result in taxable income at the time of grant for the participant or us.

Nonstatutory Stock Option.  A participant generally recognizes taxable income, subject to income tax withholding, upon exercise of a nonstatutory stock option equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price.  We are entitled to a corresponding deduction as a business expense in the year the participant recognizes income.

Incentive Stock Option.  A participant does not recognize income, except for purposes of the alternative minimum tax, upon exercise of an incentive stock option.  If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted or one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares is taxed as long-term capital gain or loss, and we are not entitled to any deduction.  If, however, such shares are disposed of within the above-described period, then in the year of such disposition, the participant recognizes taxable income equal to the lesser of:

•	the amount realized upon such disposition, or

•	the excess of the fair market value of such shares on the date of exercise over the exercise price.

In either case, we are entitled to a corresponding deduction as a business expense.

Restricted Stock Awards.  Generally, when a participant receives payment with respect to restricted stock awards the fair market value of the shares received is ordinary income to the participant and is allowed as a deduction for federal income tax purposes by us.

Amendments and Termination.  The board may amend, alter or discontinue the plan, but no amendment, alteration or discontinuation can be made that would impair the rights of any participant under an award, without the participant’s approval.  In addition, no amendment, alteration or discontinuation of the plan can be made without the approval of our stockholders that would:

•	increase the number of shares reserved under the plan, or

•	change the individuals eligible to participate in the plan.

The board may amend the terms of any award granted, but such amendment cannot impair the rights of a participant without the participant’s consent.  The board may also substitute new awards for previously granted awards, including previously granted options having higher option prices.

Term of the plan and effective date.  The amendment and restatement of the plan will be effective on June 16, 2009, if approved by our stockholders on that date.  The plan will terminate on June 16, 2019, ten years from the date the amendment and restatement of the plan is approved by our stockholders. Awards outstanding at the end of the ten years will be subject to their terms but no further award will be granted after the termination date of the plan.

Other Information.  As of April 20, 2009, the plan had 240,000 shares available for future grants.  For more information, see “Equity Compensation Plan Information” on page 19.  No awards under the plan, as amended and restated, were granted subject to approval of the amendments by stockholders and future participation is not determinable.

Vote Required

The affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the annual meeting is required to approve the amendment and restatement of the plan.  The enclosed proxy will be voted FOR this proposal unless the proxy holders are otherwise instructed.

The board of directors recommends that you vote FOR the approval of amendments to and the restatement of the 1999 Stock Option and Award Plan.

BOARD OF DIRECTORS

Name	Age	Position	Director Since
Richard M. Osborne	63	Chairman, Chief Executive Officer and Director	1998
Gregory J. Osborne	30	President, Chief Operating Officer and Director	2006
Marc C. Krantz	48	Secretary and Director	1998
Steven A. Calabrese	48	Director	1998
Terence P. Coyne	39	Director	2006
Richard T. Flenner, Jr.	66	Director	2004
Mark D. Grossi	55	Director	1998
James R. Smail	62	Director	2006
Thomas J. Smith	64	Director	1998

Richard M. Osborne has been chairman, chief executive officer and a director of John D. Oil and Gas since September 1998.  He is president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery, and chairman of each of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies in Mentor, Ohio.  He has served as chief executive officer of Energy West Incorporated, a publicly-held public utility company, since 2007 and has been a director of Energy West since 2003 and chairman since 2005.

Gregory J. Osborne has been president and chief operating officer of John D. Oil and Gas since April 2006 and a director since February 2006.  From 2003 until his appointment as our president and chief operating officer, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a regulated gas public utility company operating in Ohio.  He is a director of Corning Natural Gas Corporation, a publicly held public utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association.  He is the son of Richard Osborne, our chairman and chief executive officer.

Marc C. Krantz has been secretary and a director of John D. Oil and Gas since September 1998.  Mr. Krantz is the managing partner of the law firm of Kohrman Jackson & Krantz P.L.L. and has been with the firm since 1992.

Steven A. Calabrese has been a director of John D. Oil and Gas since September 1998.  He is the managing partner of Calabrese, Racek and Markos, Inc., which operates a number of commercial real estate companies in Cleveland, Ohio and Tampa, Florida.  The firms specialize in evaluation, market research and reporting, management, construction and development services for commercial and industrial real estate.  He is a director of Energy West, Incorporated, a publicly held public utility company in Great Falls, Montana and PVF Capital Corp., a publicly held holding company for Park View Federal Savings Bank in Solon, Ohio.

Terence P. Coyne has been a director of John D. Oil and Gas since February 2006.  Mr. Coyne has been a commercial real estate broker with Grubb & Ellis, a publicly traded commercial real estate services firm, since 1996, representing parties in the acquisition and disposition of commercial real estate.

Richard T. Flenner, Jr. has been a director of John D. Oil and Gas since 2004.  Mr. Flenner has served as president, chief executive officer and a director of Lake National Bank, a national bank located in Mentor, Ohio, since it was founded in January 2005.  Lake National Bank is controlled by Richard Osborne’s father.  Formerly, Mr. Flenner was president, chief executive officer and a director of Great Lakes Bank and its holding company, GLB Bancorp, Inc., from July 1994 to October 2003, at which time the bank was purchased by Sky Financial Group, Inc.

Mark D. Grossi has been a director of John D. Oil and Gas since September 1998.  Mr. Grossi was employed as executive vice president of Charter One Financial, Inc., a publicly-held bank holding company, and executive vice president and chief retail banking officer of its subsidiary, Charter One Bank, from 1992 through September 2004, at which time Charter One Financial was purchased by Citizens Financial Group, Inc., a wholly owned subsidiary of The Royal Bank of Scotland Group plc.  Mr. Grossi is chairman of the board of directors of PVF Capital Corp., a publicly held holding company for Park View Federal Savings Bank in Solon, Ohio, and a director of Energy West Incorporated, a publicly held public utility company in Great Falls, Montana.

James R. Smail was appointed director of John D. Oil and Gas in December 2006.  For over thirty years, he has served as the chairman of the board of J.R. Smail, Inc., an oil and gas production company he founded. Mr. Smail is also the chairman of the board of directors and owner of The Monitor Bank of Big Prairie, Ohio, an Ohio state-chartered commercial bank.  Mr. Smail is a director of Energy West Incorporated, a publicly held public utility company in Great Falls, Montana, and former president of the Ohio Oil and Gas Association.

Thomas J. Smith has been a director of John D. Oil and Gas since 1998.  In November 2007, he was appointed vice president and chief financial officer of Energy West Incorporated, a publicly-held public utility company in Great Falls, Montana.  He also serves as a director of Energy West.  From 1999 to 2006, he served as our president and chief operating officer. Since 2003, he has been president, treasurer and secretary of Northeast Ohio Natural Gas Corporation, a natural gas distribution company in Mentor, Ohio, and since 2002 he has been president, treasurer and secretary of Orwell Natural Gas Company, a natural gas distribution company in Mentor, Ohio. He is a director of Corning Natural Gas Corporation, a publicly held public utility company in Corning, New York.

Director Independence

The board of directors has determined and confirmed that each of Mr. Calabrese, Mr. Coyne, Mr. Flenner, Mr. Grossi, and Mr. Krantz do not have a material relationship with John D. Oil and Gas that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of Nasdaq.

Attendance of Directors at Board Meetings

In 2008, the board of directors met six times and acted by written consent five times. All members of the board of directors except Mr. Grossi participated in at least 75% of applicable board and committee meetings.

Directors are encouraged to attend the annual meeting of stockholders, either in person or by teleconference.  All of our directors attended last year’s annual meeting.

Director Nominating Process

Our board of directors does not have a nominating committee.  Instead, the board believes it is in the best interests of the company to rely on the insight and expertise of all directors in the nominating process.

Our chairman generally recommends qualified candidates for director to the full board and nominees are approved by a majority of our board members.  Although nominees are not required to possess specific skills or qualifications, nominees are recommended and approved based on various criteria including relevant skills and experience, personal integrity and ability and willingness to devote their time and efforts to John D. Oil and Gas.  Qualified nominees are considered without regard to age, race, color, sex, religion, disability or national origin.  We do not use a third party to locate or evaluate potential candidates for director.

Our board of directors considers nominees recommended by stockholders according to the same criteria. A stockholder desiring to nominate a director for election at our 2010 annual meeting of stockholders must deliver a notice, in accordance with the requirements of our bylaws, to our secretary at our principal executive office no earlier than March 18, 2010, and no later than April 17, 2010.  The notice must include as to each person whom the stockholder proposes to nominate for election or re-election as director:

•	the name, age, business address and residence address of the person,
•	the principal occupation or employment of the person,
•	the written consent of the person to being named in the proxy as a nominee and to serving as a director,
•	the number of our shares of stock beneficially owned by the person, and
•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of director pursuant to Rule 14a under the Exchange Act;

and as to the stockholder giving the notice:

•	the name and record address of the stockholder, and
•	the number of our shares beneficially owned by the stockholder.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of our common stock.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

In 2008, Jeffrey Heidnik did not timely file a Form 4 reporting a purchase of shares of common stock.  Based solely on our review of copies of reports or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in 2008.

Code of Ethics

We have adopted a code of conduct and ethics that applies to all officers, directors and employees of John D. Oil and Gas, including our principal executive officer, principal financial officer, principal accounting officer, and any person performing similar functions.  A copy of the code is available on our website at www.johndoilandgas.com. Any amendments or waivers to our code of conduct and ethics that apply to our chief executive officer or chief financial officer will be promptly disclosed to our stockholders.

AUDIT COMMITTEE REPORT

Our audit committee, which is comprised of Mr. Calabrese, Mr. Flenner and Mr. Grossi, operates under a written charter setting forth the committee’s responsibilities and authority.  A copy of this charter is available on our website at www.johndoilandgas.com.  The charter is reviewed and assessed annually by the audit committee. The audit committee also serves as the qualified legal compliance committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002. Mr. Grossi serves as the audit committee financial expert, as defined by the SEC.  The audit committee met four times in 2008.

Each member of the audit committee satisfies the regulations of the National Association of Securities Dealers (NASD) governing audit committee composition, including the requirement that all audit committee members be “independent” as defined in applicable NASD regulations.

Our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices.  The audit committee is directly responsible for the engagement of our independent auditor and reviews and approves all services performed for us by the independent auditor.  The audit committee also reviews the independent auditors’ internal quality control procedures, reviews all relationships between the independent auditor and John D. Oil and Gas in order to assess the auditors’ independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent auditor.  In addition, the audit committee ensures the regular rotation of the lead audit partner.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure.

The firm of Maloney + Novotny LLC, our independent registered public accounting firm, is responsible for expressing opinions on the conformity of our consolidated audited financial statements with U.S. generally accepted accounting principles.  In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our consolidated audited financial statements with management and Maloney + Novotny.  The audit committee also discussed with Maloney + Novotny the matters required by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with Those Charged with Governance.”

In discharging its oversight responsibility as to the audit process, the audit committee received from our independent auditors the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding our independent auditor’s communications with the audit committee concerning independence and discussed with the auditors any relationships between the independent auditor and us that may impact their objectivity and independence.  In considering the auditors’ independence, the audit committee also considered whether the non-audit services performed by the auditors on our behalf, if any, were compatible with maintaining the independence of the auditors.

In reliance upon (1) the audit committee’s reviews and discussions with management and Maloney + Novotny, (2) management’s assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from Maloney + Novotny, dated April 6, 2009, stating that the company’s 2008 financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee
Steven A. Calabrese
Richard T. Flenner, Jr.
Mark D. Grossi

Principal Accounting Firm Fees

Our board has appointed Maloney + Novotny as our independent accountants for the fiscal year ending December 31, 2009.  Representatives of Maloney + Novotny will attend the annual meeting to answer appropriate questions and make statements if they desire.

Until October 2007, Maloney + Novotny had a continuing relationship with RSM McGladrey, Inc. from which it leased audit staff who were full time, permanent employees of RSM McGladrey and through which its shareholders provided non-audit services.  As a result of this arrangement, Maloney + Novotny had no full time employees and therefore, all of the audit services performed prior to October 2007 were provided by permanent full time employees of RSM McGladrey.  Maloney + Novotny managed and supervised the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

The following table sets forth the aggregate fees billed to us by our independent auditors in 2008 and 2007:

Category	2008	2007
Audit Fees	$84,992	$68,868
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$84,992	$68,868

Audit Fees. These are fees for professional services rendered by our independent accountants for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees for assurance and related services rendered by our independent accountants that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.  These services include employee benefit plan audits, general assistance with implementation of the requirement of SEC rules promulgated pursuant to the Sarbanes-Oxley Act of 2002, and consulting on financial accounting and reporting. There were no audit-related fees for the years ended December 31, 2008 and 2007.

Tax Fees. These are fees for professional services rendered by our independent accountants with respect to tax compliance, tax advice and tax planning.  These services include the review of tax returns, and consulting on tax planning matters.  There were no tax fees for the years ended December 31, 2008 and 2007.

All Other Fees. There were no fees billed by our independent accountants for other services not described above for the years ended December 31, 2008 and 2007.

Audit Committee Pre-Approval Policies and Procedures

Before the auditors are engaged by John D. Oil and Gas to render audit or permissible non-audit services, the audit committee approves the engagement.  The audit committee also reviews the scope of any audit and other assignments given to our auditors to assess whether these assignments would affect their independence.  In 2008, our audit committee reviewed all services provided by Maloney + Novotny to ensure that they were within the scope previously approved by the audit committee.

EXECUTIVE OFFICERS

Name	Age	Position
Richard M. Osborne(1)	63	Chairman, Chief Executive Officer and Director
Gregory J. Osborne(1)	30	President, Chief Operating Officer and Director
C. Jean Mihitsch	61	Chief Financial Officer and Assistant Secretary
Jeffery J. Heidnik	47	Vice President of Operations

(1) Biographical information for Richard Osborne and Gregory Osborne can be found under “Board of Directors.”

C. Jean Mihitsch has been chief financial officer and assistant secretary of John D. Oil and Gas since January 2004.  Prior to joining John D. Oil and Gas, from 1998 to 2003, Ms. Mihitsch held the position of chief financial officer at GLB Bancorp, Inc., a publicly held bank holding company.   Ms. Mihitsch joined Great Lakes Bank, GLB Bancorp’s subsidiary, in 1995 as controller and has over 20 years of financial experience.

Jeffrey J. Heidnik has been vice president of operations of John D. Oil and Gas since December 1999.  Mr. Heidnik has worked for Richard Osborne since 1980.  In 1986, he began building and managing self-storage projects and gradually assumed full responsibility for managing the operations of our storage sites.

EXECUTIVE AND DIRECTOR COMPENSATION

Director and Executive Officer Compensation Decisions

Our chairman and chief executive officer generally determines the compensation for our executive officers and compensation is then approved by the full board, including our independent directors.  We do not have a compensation committee.  Our board believes a compensation committee is not necessary because of the level and type of compensation paid to our executive officers and because executive officer compensation is approved by our full board.

The compensation of our outside directors is also approved by our full board. For additional information, see “Director Compensation” below.

The board also administers our 1999 Stock Option and Award Plan.

Summary Compensation Table

The following table summarizes the compensation paid by us to our chairman and chief executive officer and any other executive officer receiving more than $100,000 in total compensation annually.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Richard M. Osborne,	2008	—	—	—	—
Chairman and Chief Executive Officer (1)	2007	—	—	—	—
Gregory J. Osborne,	2008	103,654	2,000	—	105,654
President and Chief Operating Officer(2)

(1)	Richard Osborne does not receive compensation for serving as our chairman and chief executive officer.

(2)	Gregory Osborne did not receive more than $100,000 in total compensation in 2007.

Executive Officer Outstanding Equity Awards at December 31, 2008

None of our executive officers had any outstanding equity awards at December 31, 2008.

Executive Officer Employment Agreements

None of our executive officers has an employment agreement with us.

Director Compensation

The following table summarizes information with respect to the compensation granted to our directors in 2008.  In 2008, we paid each director who is not one of our employees or our legal counsel an annual fee of $2,500 in cash and $2,500 in shares of our common stock.  In addition, from January 2008 through June 2008, we paid each director who was not one of our employees or our legal counsel $300 in cash for each board meeting attended.  In June of 2008, the board agreed to increase the cash compensation paid for each board meeting attended thereafter to $500. Directors do not receive additional compensation for serving on a committee of the board. As executive officers of John D. Oil and Gas, Richard Osborne and Gregory Osborne are included in our summary compensation table and, therefore, are not included in this table.  As former president and chief operating officer of the company, Mr. Smith does not receive compensation for serving on our board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Steven A. Calabrese	4,400	2,500	—	6,900
Terence P. Coyne	4,700	2,500	—	7,200
Richard T. Flenner	4,400	2,500	—	6,900
Mark D. Grossi	4,200	2,500	—	6,700
Marc C. Krantz	—	—	—	—
James R. Smail	4,200	2,500	—	6,700
Thomas J. Smith	—	—	—	—

(1)	Amount reflects the grant date fair value of an award of 9,615 shares of common stock to each director computed in accordance with FAS 123R.

PRINCIPAL STOCKHOLDERS

The following table sets forth the amount and nature of the beneficial ownership of our common stock as of April 20, 2009 by each person known by us to own more than 5% of the outstanding shares, each director, each executive officer in our summary compensation table, and all our directors and executive officers as a group.

	Beneficial Ownership(1)
Name and Address(2)	Shares		Options (3)	Convertible Securities		Total		Percent
Richard M. Osborne	3,654,541	(4)	—	1,021,966	(5)	4,676,507	(6)	46.4%
Richard A. Bonner	500,000	(7)		250,000	(8)	750,000	(7)(8)	8.0%
PO Box 1359
Middlefield, Ohio 44062
S&A Investments	—			500,000	(9)	500,000	(9)	5.2%
10474 Broadview Road
Broadview Heights, Ohio 44147
Steven A. Calabrese	456,290	(10)	—	—		456,290	(10)	5.0%
Terence P. Coyne	217,353		—	—		217,353		2.4%
Mark D. Grossi	217,075		—	—		217,075		2.4%
James R. Smail	213,782		—	—		213,782		2.4%
Gregory J. Osborne	151,000		—	—		151,000		1.7%
Thomas J. Smith	62,000		—	6,852	(11)	68,852	(11)	*
Richard T. Flenner, Jr.	17,353		—	—		17,353		*
Marc C. Krantz	5,000		—	—		5,000		*
All directors and officers as a group (11 individuals)	4,849,528		25,000	1,028,818		5,903,346		58.3%

* less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of common stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o John D. Oil and Gas Company, 8500 Station Street, Suite 345, Mentor, Ohio 44060.

(3)	Includes options to purchase shares that are presently or will become exercisable in 60 days.

(4)
Includes (1) 3,503,541 shares owned by the Richard M. Osborne Trust, an Ohio trust of which Richard Osborne is the sole trustee, and (2) 151,000 shares owned by Gregory Osborne which Richard Osborne has the right to vote.

(5)
Includes (1) 5,188,528 limited partnership interests of LSS I Limited Partnership, a Delaware limited partnership, owned by Richard Osborne that are presently convertible into 714,537 shares of our common stock, (2) 1,869,292 limited partnership interests of LSS I owned by Retirement Management Company, of which Richard Osborne is the sole stockholder, that are presently convertible into 257,429 shares of our common stock and (3) 50,000 warrants to purchase 50,000 shares of common stock that are presently exercisable.

(6)
Includes (1) 3,503,541 shares owned by the Richard M. Osborne Trust, (2) 151,000 shares owned by Gregory Osborne which Richard Osborne has the right to vote, (3) limited partnership interests of LSS I owned by Richard Osborne that are presently convertible into 714,537 shares of our common stock,  (4) limited partnership interests of LSS I owned by Retirement Management Company that are presently convertible into 257,429 shares of our common stock, and (5) warrants to purchase 50,000 shares of common stock that are presently exercisable.

(7)	Based solely on information in the Schedule 13D filed with the SEC on May 11, 2006.

(8)	Includes 250 shares of our Series A convertible preferred stock that are presently convertible into 250,000 shares of our common stock.

(9)
Includes 500 shares of our Series A convertible preferred stock that are presently convertible into 500,000 shares of our common stock.  Based solely on information in the Schedule 13D filed with the SEC on February 21, 2007.

(10)	Includes 148,672 shares owned by R.C. Enterprises & Development, LLC, an Ohio limited liability company of which Mr. Calabrese is sole managing member.

(11)	Includes 49,753 limited partnership interests of LSS I owned by Mr. Smith that are presently convertible into 6,852 shares of our common stock.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2008, relating to our 1999 Stock Option and Award Plan.  The plan provides for the issuance of up to 300,000 shares of common stock to key employees, officers and directors.  As of December 31, 2008, there were 25,000 options and 35,000 shares of restricted stock outstanding and the maximum number of shares available for future grant under the plan was 240,000 shares.  Under the plan, the option price may not be less than 100% of the common stock fair market value on the date of grant (in the event of incentive stock options, 110% of the fair market value if the employee owns more than 10% of our outstanding common stock).
Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	60,000	$0.56	240,000
Equity compensation plans not approved by security holders	0	—	0
Total	60,000	$0.56	240,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Richard M. Osborne, our chairman and chief executive officer, is the sole manager of Liberty Self-Stor II, Ltd., an Ohio limited liability company, which owns a truck rental business that provides trucks for short-term rental to the general public, including tenants of our self-storage facility, and provides for the retail sale of locks, boxes, packing materials, propane gas and related merchandise at the self-storage facility.  John D. Oil and Gas has entered into a cost sharing agreement with Liberty Self-Stor II with respect to the sharing of employees and space at the offices of the self-storage facility for the benefit of both companies.  As of December 31, 2008, we owed Liberty Self-Stor II $1,263 associated with these transactions, as well as for cash advances between the companies.

On December 28, 1999, our stockholders approved the lease of our executive offices from OsAir, Inc., a company owned by Richard Osborne. The lease had a three year term maturing on March 31, 2009 for $1,350 per month. The lease was extended on March 25, 2009 for a three year term at $2,000 per month. As of December 31, 2008, $16,200 of this expense is included in our general and administrative expenses.

On September 28, 2006, we entered into an unsecured loan agreement with Richard Osborne and RBS Citizens, N.A., doing business as Charter One Bank. Mr. Osborne and John D. Oil and Gas were co-borrowers on the initial line of credit. The loan agreement provided for up to $5.0 million in total borrowings with interest at a rate of 1.75% over LIBOR adjusted monthly. On February 20, 2007, we entered into a Modification Agreement with Richard Osborne and Charter One Bank. The Modification Agreement increased the available line of credit from $5.0 million to $7.5 million.   In April 2007, the line of credit was increased again to $9.5 million. In order to increase the line of credit, we granted Charter One Bank a security interest in and lien on substantially all of our assets.

On March 28, 2008, we amended and restated our existing credit facility with Charter One.  Mr. Osborne and John D. Oil and Gas remain co-borrowers under the restated loan agreement.  The restated loan agreement provides for a revolving line of credit up to $9.5 million with interest at a rate of 1.75% over LIBOR. The principal is payable on August 1, 2009, unless accelerated or extended.  Under the new agreement, only the company may borrow on the line of credit when any amounts are paid against the $9.5 million outstanding on the loan.  At December 31, 2008, the line of credit was fully drawn and the rate on the line of credit was 3.65%. The average balance during 2008 was $9.5 million and the weighted average interest rate was 6.13%.  Interest payments were $477,108 and $371,366 during the fiscal years 2008 and 2007, respectively.  No principal payments were made during 2008 and 2007.  We are in the process of renegotiating this loan.  If we, after using our best efforts, are not successful in extending the loan or obtaining substitute financing upon reasonable terms and conditions, then Richard Osborne has committed to loan us up to a maximum of $9.5 million to repay the loan provided that no payment will be due to Mr. Osborne prior to January 1, 2010.

John D. Oil and Gas and Great Plains Exploration, LLC, a company owned by Richard Osborne, agreed that the related party loan of $3.8 million from Great Plains, described below, was satisfied in full and terminated upon our entry into the new Charter One loan and assumption of the $3.8 million portion of the line of credit drawn by Mr. Osborne. Therefore, we had $9.5 million in outstanding debt to Charter One and no outstanding debt to Great Plains at March 31, 2008.

On June 20, 2008, we granted a warrant to purchase 50,000 shares of common stock to Richard Osborne in return for Mr. Osborne providing collateral for the Charter One line of credit. The warrant has an exercise price of $1.00 per share and a term of five years.

We had $569 at December 31, 2008 included in accounts receivable from related parties.  The balances represent amounts owed to us by various companies owned by Richard Osborne. The amounts primarily relate to cost sharing in well joint ventures.

Effective January 1, 2006, we entered into a contract with Great Plains for well operations and sale of gas and oil production to third parties. On January 12, 2009, this contract was amended to increase the rate the company is charged by Great Plains for gas gathering, effective as of November 1, 2008.  For the year ended December 31, 2008 net revenue derived by John D. Oil and Gas from Great Plains for the sale of oil and natural gas amounted to $4,197,216.  Expenses for water hauling, service rig and well management for the year ended December 31, 2008 charged by Great Plains to us totaled $379,301.  For the year ended December 31, 2008, we paid Great Plains $1,422,220 for capitalized costs to manage and drill wells per the operating agreement.  John D. Oil and Gas also had $1,386,668 included in accounts receivable due from Great Plains as of December 31, 2008 for oil and natural gas sales.  Additionally, we owed Great Plains accounts payable of $696,114 for drilling, water hauling, service rig and monthly well management as of December 31, 2008.

During 2007, we borrowed a total of $3.8 million from Great Plains under six promissory notes. The Great Plains notes were satisfied in full and terminated when we entered into the amended and restated credit facility with Charter One on March 28, 2008, described above. On February 13, 2009, Great Plains loaned us an additional $600,000 to fund our ongoing capital requirements. The loan is evidenced by a cognovit promissory note. This note is payable in the amount of $100,000 per month, beginning on May 25, 2009, and bears interest at the rate of 8.0% annually.

John D. Oil and Gas has also entered into non-operator joint venture operating agreements with J.R. Smail, Inc., a corporation owned by James R. Smail, one of our directors.  We paid J.R. Smail $7,296 for capitalized costs to manage and drill wells per the operating agreement for the year ended December 31, 2008.  Net revenue received from J.R. Smail for the sale of natural gas and oil from the joint venture wells in 2008 was $188,221.  Operating expenses paid for well management, water hauling and transportation costs totaled $46,058 for the year ended December 31, 2008.  Additionally, Mr. Smail owns a drilling company, Poulson Drilling Corporation, which was paid $294,299 for drilling wells for John D. Oil and Gas for the year ended December 31, 2007.

On August 3, 2007, Kykuit Resources, LLC purchased from Hemus, Ltd. a 75% interest in certain oil, natural gas and mineral rights located in the Montana Breaks area of Montana.  At the same time, Kykuit and Hemus executed a joint venture development agreement pursuant to which Kykuit agreed to develop and operate all of their joint leasehold interests in the Montana Breaks.  On May 1, 2008, Kykuit entered into an assignment pursuant to which Hemus assigned all of its remaining rights, title and interest in certain oil and natural gas and mineral leases located in Montana to Kykuit for $250,000.  On May 29, 2008, we sold a 25% interest in Kykuit to Geis Coyne Oil and Gas, LLC for approximately $1.6 million.  Terence P. Coyne, a director of John D. Oil and Gas, owns a 10% interest in Geis.  John D. Oil and Gas is the managing member of Kykuit and currently owns 18.8% of Kykuit.  The current investment by John D. Oil and Gas in this venture is $989,258.

Richard Osborne and Steven A. Calabrese, a director, own interests in Kykuit.  Energy West Incorporated, a publicly-held public utility company of which Richard Osborne is the chairman and chief executive officer and a significant stockholder, also owns an interest in Kykuit.  Mark D. Grossi, Thomas J. Smith and James R. Smail, each a director of John D. Oil and Gas, are also directors of Energy West.

On February 28, 2006, we entered into a registration rights agreement with the Richard M. Osborne Trust, of which Richard Osborne is the sole trustee, and any other stockholders who become parties to the agreement pursuant to its terms, which provides, among other things, certain piggyback registration rights to the stockholders who are parties to the agreement and that we will file a registration statement with the SEC upon the demand of the Osborne Trust.  Terence P. Coyne, a director, became a party to the registration agreement on February 28, 2006.

Marc C. Krantz, a director and secretary of John D. Oil and Gas, is the managing partner of the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to us.

We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties.  On-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we could obtain from unrelated parties,
•	for bona fide business purposes, and
•	approved by a majority of disinterested and non-employee directors.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

A stockholder intending to present a proposal, to be included in our proxy statement or otherwise, for our 2010 annual meeting of stockholders must deliver a notice, in accordance with the requirements of our bylaws and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than January 5, 2010.  The notice must set forth as to each matter the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
•	the name and record address of the stockholder proposing such business,

•	the number of shares of our common stock that are beneficially owned by the stockholder, and
•	any material interest of the stockholder in such business.

Our board of directors also provides a process for our stockholders to send communications to our board.  Stockholders may mail any communications to our chief financial officer at 8500 Station Street, Suite 345, Mentor, Ohio 44060.  Our CFO will review all communications and forward to the board of directors all communications other than solicitations for products or services or trivial or obscene items.  Mail addressed to a particular director or committee of the board will be forwarded to that director or committee.  All other communications will be forwarded to our chairman for the review of the entire board.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted to the annual meeting.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors may recommend.

You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the annual meeting.  For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Marc C. Krantz
Secretary

Annex A

JOHN D. OIL AND GAS COMPANY
AMENDED AND RESTATED
1999 STOCK OPTION AND AWARD PLAN
(June 16, 2009)

1. PURPOSE.

(a) The purpose of this John D. Oil and Gas Company Amended and Restated 1999 Stock Option Plan is to advance the interests of John D. Oil and Gas Company, a Maryland corporation (the “Company”), by providing additional incentive to attract and retain qualified and competent persons who are key to the Company, including key employees, Officers and Directors, and upon whose efforts and judgment the success of the Company is largely dependent, by encouraging such persons to own stock in the Company.

(b) Section 409A.  This Plan and any Awards granted hereunder are intended to be exempt from the requirements of Section 409A, and shall be interpreted and administered in a manner consistent with those intentions.  Any provision of this Plan to the contrary notwithstanding, Grandfathered Awards shall not be governed by the provisions of this Plan but instead shall continue to be governed by the provisions of the Liberty Self-Stor, Inc. 1999 Stock Option and Award Plan effective as of December 28, 1999 (the “Original Plan”) as in effect on December 31, 2004.

2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

(a) “Award” shall mean, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options or Restricted Shares.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change of Control” shall mean the occurrence of any of the following:

(i) any transaction (which shall include a series of transactions occurring within sixty days or occurring pursuant to a plan) that has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

(ii) the stockholders of the Company approving a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

(iii) the stockholders of the Company approving a plan for the sale, lease, exchange, transfer, assignment or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the compensation committee appointed by the Board pursuant to Section 15 hereof or, if not appointed, the full Board.

(f) “Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share.

(g) “Controlled Entity” shall mean any trust, partnership, limited liability company or other entity in which such person that receives Options or Restricted Shares under this Plan acts as trustee, managing partner, managing member or otherwise controls; provided that, to the extent any such Options or Restricted Shares received under this Plan is awarded to a spouse pursuant to any divorce proceeding, such interest shall be deemed to be terminated and forfeited notwithstanding any vesting provisions or other terms herein or in the agreement evidencing such Options or Restricted Shares.

(h) “Director” shall mean a member of the Board.

(i) “Effective Date” has the meaning set forth in Section 18.

(j) “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows (in order of applicability):  (i) if on the Grant Date or other determination date the Share is listed on an established national or regional stock exchange, is admitted to quotation on The NASDAQ Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Share on that exchange or in that market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on that trading day) or, (ii) if no sale of Shares is reported for that trading day, on the next preceding day on which any sale has been reported.  If the Share is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Share as determined by the determined by such methods or procedures as shall be established from time to time by the Committee in good faith in a manner consistent with Section 409A.

(k) “Grandfathered Awards” means all Awards made under the Plan which were earned and vested on or before December 31, 2004.  Grandfathered Awards are subject to the provisions of Section 1(b) above.

(l) “Grant Date” means, with respect to an Award, the date such Award is granted to a Participant.  The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

(m) “Incentive Stock Option” shall mean an incentive stock option as defined in Section 422 of the Code.

(n) “Non-Employee Director” shall mean a Director who: (i) is not an officer or employee of the Company or any Subsidiary; (ii) does not (A) receive compensation, directly or indirectly, from the Company or any Subsidiary for services rendered as a consultant or in any other capacity other than as a Director, except for an amount that does not exceed the dollar amount for which disclosure would be required under Item 404(a) of Regulation S-K, 17 C.F.R. Section 229.404(a), or (B) possess an interest in any transaction for which disclosure would be required under Item 404(a) of Regulation S-K, 17 C.F.R. Section 229.404(a); and (iii) is not engaged in a business relationship for which disclosure would be required under Item 404(b) of Regulation S-K, 17 C.F.R. Section 229.404(b).

(o) “Non-Statutory Stock Option” shall mean an Option which is not an Incentive Stock Option.

(p) “Officer” shall mean the Company’s chairman of the board, chief executive officer, president, chief financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase “policy-making function” does not include policy-making functions that are not significant.

(q) “Option” (when capitalized) shall mean any option granted under this Plan.

(r) “Optionee” shall mean a person to whom an person who succeeds to the rights of such person under this to Section 13 hereof.

(s) “Original Plan” has the meaning set forth in Section 1(b).

(t) “Participant” shall mean either a person to whom Restricted Shares are granted under this Plan, an Optionee or any person who succeeds to the rights of either such person under this Plan by reason of the death of such person.

(u) “Plan” shall mean this Amended and Restated 1999 Stock Option and Award Plan of the Company.

(v) “Restricted Shares” shall mean Shares granted or sold pursuant to Section 11 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 11 has expired.

(w) “Restricted Share Agreement” shall mean the agreement entered into between the Company and the Participant who is to receive Restricted Shares at the time of any Restricted Share grant.

(x) “Section 409A” means Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder.

(y) “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(z) “Share(s)” shall mean a share or shares of the Common Stock.

(aa) “Subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Code.

3. AVAILABLE SHARES. The Company may grant to Participants from time to time an aggregate of up to 300,000 Restricted Shares or Options from Shares held in the Company’s treasury or from authorized and unissued Shares. If any Option granted under this Plan shall terminate, expire, or be canceled or surrendered as to any Shares, or if any Restricted Shares are forfeited by the holder thereof, new Options or Restricted Shares may thereafter be granted covering such Shares.

4. OPTION GRANTS. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or a Non-Statutory Stock Option. All Incentive Stock Options shall be granted within ten years from the date this Plan is adopted by the Board or the date this Plan is approved by the stockholders of the Company, whichever is later.

5. DOLLAR LIMITATION. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Code Section 422(b) are exercisable for the first time by any individual during any calendar year (under all plans of the Company and any Subsidiary), exceeds $100,000.

6. CONDITIONS FOR GRANT OF OPTIONS.

(a) Each Option shall be evidenced by a written agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of all Directors, Officers and regular employees of the Company or its Subsidiaries. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

(b) In granting Options to Directors, Officers and employees of the Company or its Subsidiaries, the Committee shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options to Directors, Officers and employees of the Company or its Subsidiaries under this Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

(c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither this Plan nor any Option granted under this Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

7. OPTION PRICE. The Committee shall establish, at the time any Option is granted, the price per Share for which the Shares covered by the Option may be purchased; provided, however, that in no event shall such Option price be less than 100% of the Fair Market Value of the Shares on the date on which the Option is granted; provided, further, that with respect to an Incentive Stock Option granted to a Participant who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Company or of any parent corporation (as defined in Section 424(e) of the Code) or Subsidiary, the Option price shall not be less than 110% of the fair market value of the Shares subject to the Incentive Stock Option on the date such Option is granted.

8. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the option, (ii) full payment of the aggregate option price of the Shares as to which the option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to the Company of an amount that is sufficient to satisfy all applicable federal or state tax withholding requirements relating to exercise of the Option, if any. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; provided further, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or in part with an Optionee’s promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the base lending rate of the Company’s principal lender, and (iv) contain such other terms as the Committee in its sole discretion shall reasonably require. Notwithstanding the foregoing, no payment of the exercise price under this Section 5 shall be made if such form of payment constitutes a deferral of compensation within the meaning of Section 409A or otherwise causes the Option to be subject to the requirements of Section 409A.  No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 12 hereof.

9. EXERCISABILITY OF OPTIONS. Any option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option, except as otherwise provided in this Section 9.

(a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall (i) an Option be exercisable after the expiration of ten years from the date of grant of the Option or (ii) an Incentive Stock Option granted to a Participant, who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Company or of any parent corporation (as defined in Section 424(e) of the Code) or Subsidiary, be exercisable after the expiration of five years from the date of grant of the Incentive Stock Option.

(b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable upon any Change in Control.

(c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option; provided, however, that any such acceleration of the exercisability of the Option or the vesting of any Shares is subject to the limitations of Section 409A and, unless otherwise determined by the Committee, any acceleration of the exercisability of the Option or the vesting of any Shares under this Section 9(c) shall comply with Section 409A.

(d) If the Committee provides that any Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine; provided, however, that any such waiver of installment exercise provisions of the Option is subject to the limitations of Section 409A and, unless otherwise determined by the Committee, any waiver of installment exercise provisions of the Option under this Section 9(d) shall comply with Section 409A.

(e) With respect to any extensions that were not included in the original terms of the Option but were provided by the Committee after the date of grant, if at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (a) the maximum term of the Option as set by its original terms or (b) ten (10) years from the Grant Date.  Unless otherwise determined by the Committee, any extension of the term of an Option under this Section 9(e) shall comply with Section 409A to the extent applicable.

(f) With respect to any postponements that were not included in the original terms of the Option but were provided by the Committee after the date of grant, if at the time of any such postponement, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the postponement shall, unless otherwise determined by the Committee, be limited to the earlier of (a) the maximum term of the Option as set by its original terms or (b) ten (10) years from the Grant Date.  Unless otherwise determined by the Committee, any postponement of the term of an Option under this Section 9(f) shall comply with Section 409A to the extent applicable.

(g) The Company may toll the expiration of an Option while the participant cannot exercise the Option because such an exercise would jeopardize the ability of the Company to continue as a going concern; provided that the period during which the Option may be exercised is not extended by more than thirty (30) days after the exercise of the Option (a) would no longer violate an applicable Federal, state, local, or foreign law or (b) would first no longer jeopardize the ability of the Company to continue as a going concern.  Unless otherwise determined by the Committee, any tolling of the expiration of an Option under this Section 9(g) shall comply with Section 409A to the extent applicable.

10. TERMINATION OF OPTION PERIOD.

(a) The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i) three months after the date on which the Optionee’s employment is terminated for any reason other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee’s employment by reason of the Optionee’s willful misconduct or gross negligence, (B) a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee, or (C) death;

(ii) immediately upon the termination of the Optionee’s employment for Cause;

(iii) one year after the date on which the Optionee’s employment is terminated by reason of a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee; or

(iv) (A) one year after the date of termination of the Optionee’s employment by reason of death of the Optionee, or (B) three months after the date on which the Optionee dies if the Optionee dies during the one year period specified in Section 9(a)(iii) hereof.

(b) The Committee in its sole discretion may, by giving written notice (a “cancellation notice”), cancel, effective upon the date of the consummation of any corporate transaction described in Sections 2(b)(ii) or (iii) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

11.           RESTRICTED SHARES. The Committee may also authorize the grant or sale to Directors, Officers and employees of the Company or its subsidiaries of Restricted Shares. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer referred to in the Restricted Share Agreement.

(b) In granting Restricted Share awards to Directors, Officers and employees of the Company or its Subsidiaries, the Committee shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Restricted Share awards to Directors, Officers and employees of the Company or its Subsidiaries under this Plan prescribe such other terms and conditions concerning such grants as it deems appropriate.

(c) Each Restricted Share grant or sale may be made without additional consideration or in consideration of a payment by the Participant that is less than Fair Market Value per Share at the date of grant.

(d) Each such grant or sale shall be subject to a Restricted Share Agreement, which shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than one (1) year to be determined by the Committee at the date of grant, and any grant or sale may provide for the earlier termination of such period in the event of a Change in Control, retirement, or death or disability of the Participant or other similar transaction or event as approved by the Committee.

(e) Each Restricted Share Agreement shall provide that during the period for which such substantial risk of forfeiture is to continue, and any other period prescribed by law, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee or law, as the case may be, at the date of grant (which restrictions may include, without limitation, prohibitions on transfer, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(f) Any grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

12.           ADJUSTMENT OF SHARES.

(a) If at any time while this Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

(i) appropriate adjustment shall be made in the maximum number of Shares available for grant to Participants under this Plan, so that the same percentage of the Company’s issued and outstanding Shares shall continue to be subject to being so granted; and

(ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

(b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee’s sole discretion, such adjustments become appropriate by reason of any corporate transaction described in Sections 2(c)(ii) or (iii) hereof.

(c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under this Plan.

(d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under this Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, lease, exchange, transfer, assignment or other disposition of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

(e) Notwithstanding the foregoing, no adjustment shall be made under 12(a) and no amendment, modification or change in the terms of any Option shall be made under Section 12(b) which will result in an Award becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Committee and the Participant.

13. TRANSFERABILITY OF OPTIONS AND RESTRICTED SHARES.

(a) No Incentive Stock Option shall be transferable by the Optionee other than by will, the laws of descent and distribution, and each Incentive Stock Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

(b) A person that receives Non-Statutory Stock Options under this Plan or such person’s beneficiary shall have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of such person’s or beneficiary’s Non-Statutory Stock Options received under this Plan only as follows: (i) to the spouse or any children or grandchildren of such person that receives Non-Statutory Stock Options under this Plan; (ii) as a charitable contribution or gift to or for the use of any person or entity described in Section 170(c) of the Code; (iii) to any Controlled Entity; or (iv) by will or the laws of intestate succession.

(c) Restricted Shares may be transferred only as set forth in the applicable Restricted Share Agreement.

14. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option or Restricted Share award grant, the Committee may require such agreements or undertakings (in an Option Agreement or Restricted Share Agreement), if any, as the Committee may deem necessary or advisable to assure compliance with any such federal or state securities or other law or regulation including, but not limited to, the following:

(a) a representation and warranty by the Participant to the Company, at the time any Option is exercised or Restricted Share granted, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(b) a representation, warranty and/or agreement by the Participant to the Company to be bound by any legends that are, in the opinion of the Committee or counsel to the Company, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee or counsel to the Company to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

15. ADMINISTRATION OF THE PLAN.

(a) This Plan shall be administered by the Committee, which shall consist of not less than two Directors. The Committee shall have all of the powers of the Board with respect to this Plan; provided that if any member of the Committee is not a Non-Employee Director, then the Board shall approve any Option or Restricted Share that the Committee proposes to grant hereunder. The Board may change the membership of the Committee at any time and fill any vacancy occurring in the membership of the Committee by appointment.

(b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan. The Committee’s determinations and its interpretation and construction of any provision of this Plan shall be final and conclusive.

(c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written consent of the members of the Committee.

16. INTERPRETATION.

(a) The Plan shall be administered and interpreted so that all Incentive Stock Options granted under this Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of this Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead this Plan shall be construed and enforced as if such provision had never been included in this Plan.

(b) This Plan shall be governed by the laws of the State of Ohio.

(c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

(d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

17. AMENDMENT AND DISCONTINUATION OF THE PLAN.

(a) Either the Board or the Committee may from time to time amend this Plan or any Option; provided, however, that, except to the extent provided in Section 12, no such amendment may, without approval by the stockholders of the Company, (i) materially increase the benefits accruing to participants under this Plan, (ii) materially increase the number of securities which may be issued under this Plan, or (iii) materially modify the requirements as to eligibility for participation in this Plan; and provided further, that except to the extent provided in Section 10, no amendment or suspension of this Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee. Notwithstanding the foregoing, no amendment or modification of this Plan or any Award shall be made under this Section 17 which will result in the any Award becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Committee and the Participant.

(b) Notwithstanding anything herein to the contrary, the provisions of this Plan which govern the exercise price per Share under each such Option, when and under what circumstances such Option will be granted and the period within which each such Option may be exercised, shall not be amended more than once every six months (even with stockholder approval) other than to conform to changes to (i) the Code or the rules promulgated thereunder, (ii) the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder, or (iii) rules promulgated by the Securities and Exchange Commission.

18. EFFECTIVE DATE AND TERMINATION DATE. The Plan was first effective on December 28, 1999 and Amendment No. 1 to the Plan was effective on December 31, 2008.  As amended and restated, the Plan shall be effective on June 16, 2009 when it is approved by the stockholders of the Company (the “Effective Date”). No award shall be granted pursuant to the Plan after June 16, 2019 but any Award theretofore granted may extend beyond that date.

19.  SECTION 409A.  The Plan is intended to comply with the requirements of Section 409A, without triggering the imposition of any tax penalty thereunder.  To the extent necessary or advisable, the Board may amend the Plan or any Award to delete any conflicting provisions and to add any such other provisions as are required to fully comply with the applicable provisions of Section 409A applicable to the Plan.  The Committee shall comply with Section 409A in establishing the rules and procedures applicable to the Plan.  Notwithstanding any provision of this Plan or any Award to the contrary, if all or any portion of the payments and/or benefits under this Plan or any Award are determined to be “nonqualified deferred compensation” subject to Section 409A and the Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by the Committee in accordance with Section 409A, as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), and the delayed payment or distribution of all or any portion of such amounts to which the Participant is entitled under this Plan and/or any Award is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 19 shall be paid or distributed to the Participant in a lump sum on the earlier of (a) the date that is six (6) months following termination of the Participant’s employment, (b) a date that is no later than thirty (30) days after the date of the Participant’s death or (c) the earliest date as is permitted under Section 409A.  For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein.  Any remaining payments due under this Plan and any Award shall be paid as otherwise provided therein.

[FRONT]

PROXY	JOHN D. OIL AND GAS COMPANY	PROXY

ANNUAL MEETING OF STOCKHOLDERS, JUNE 16, 2009
LaMalfa Centre
5783 Heisley Road, Mentor, Ohio 44060
10:00 a.m. local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregory J. Osborne and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of John D. Oil and Gas Company to be held on June 16, 2009, at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060, beginning at 10:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the April 30, 2009 Proxy Statement.  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of John D. Oil and Gas Company.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE  FOR ALL NOMINEES AND FOR THE APPROVAL OF AMENDMENTS TO AND THE RESTATEMENT OF OUR 1999 STOCK OPTION PLAN

1.	Election of Steven A. Calabrese, Terence P. Coyne, Richard T. Flenner, Jr., Mark D. Grossi, Marc C. Krantz, Gregory J. Osborne, Richard M. Osborne, James R. Smail and Thomas J. Smith as directors.

FOR ALL NOMINEES ☐ (unless struck out above) WITHHOLD FROM ALL NOMINEES ☐

2.	Approval of amendments to and the restatement of the John D. Oil and Gas Company 1999 Stock Option Plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE DATE, SIGN AND RETURN PROMPTLY.

[BACK]

(Signature should be exactly as name or names appear on this proxy.  If stock is held jointly each holder should sign.  If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:_________________________________, 2009

__________________________________________
Signature

__________________________________________
Signature if held jointly

I plan to attend the meeting: Yes ☐ No ☐

This proxy will be voted FOR all nominees and FOR Proposal 2 unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.